UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  September 9, 2020
(Date of earliest event reported)

FEDNAT HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL
33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	FNHC	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01.	Other Events.

Hurricane Laura made landfall near Cameron, Louisiana, on August 27, 2020 as a Category 4 hurricane impacting both Louisiana and eastern Texas. FedNat Holding Company (the “Company”) has two insurance subsidiaries that write homeowners insurance in these states: FedNat Insurance Company (“FNIC”) and Maison Insurance Company (“MIC”). The Company has deployed the appropriate resources to the affected areas to best serve our policyholders in their time of need.

The Company has in place a combined reinsurance program for all its carriers, with the most recent renewal beginning on July 1, 2020. The Company estimates that its initial aggregate gross losses as a result of Hurricane Laura, which will be paid out in the coming months, will exceed its single-event reinsurance retention of $25 million. Approximately $19 million of this retention will be borne by the Company, after reflecting the impact of the quota-share treaty in place with a reinsurance entity under the same ownership umbrella as SageSure Insurance Managers LLC (“SageSure”), the managing general underwriter for FNIC’s non-Florida business. The Company anticipates incurring the full $6 million co-participation previously disclosed related to the reinstatement premium protection (discussed further below), which will be reduced to $5 million, after the SageSure quota-share offset. As such, the total initial pre-tax impact to the Company from Hurricane Laura is estimated to be $24 million. This estimate is subject to change based primarily on the actual ultimate losses incurred and the split thereof between FNIC and MIC.

As previously disclosed, the Company purchased reinstatement premium protection within its reinsurance program that will replace any reinsurance limit utilized by Hurricane Laura so that the Company has the same core single-event coverage available for a subsequent event. As such, the Company has $616 million of limit available for an event outside Florida or approximately $1.3 billion available for an event in Florida. The Company previously purchased second event reinsurance coverage for FNIC’s non-Florida book of business which reduces FNIC’s non-Florida retention to approximately $2 million for a second hurricane event, 50% of which would be borne by SageSure. Because Hurricane Laura did not impact Florida, if a future event were to impact the state of Florida the Company’s retention would be limited to $25 million, which would decrease to approximately $10 million if a second or third future event were to impact Florida during the current treaty year, which ends on June 30, 2021.

On September 3, 2020, the Company secured an additional $39.2 million of reinsurance limit at an approximate cost of $11.2 million, which increases the Company’s estimated total reinsurance spend for this treaty year from approximately $265 million to $276 million. This newly secured additional limit will be available for a second event (excluding Hurricane Laura), should one occur, during the remainder of the current treaty year. Any disturbances that were active in the Atlantic Ocean as of September 3, 2020 are excluded with respect to this additional limit.

The Company expects to report on its total estimated catastrophe losses from all third quarter events following quarter end. Please see the Company’s Form 8-K dated June 1, 2020 and Form 10-Q dated June 30, 2020 for further information regarding the reinsurance program and how it protects each of our three insurance companies from catastrophic losses both inside and outside the state of Florida.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDNAT HOLDING COMPANY

Date: September 9, 2020	By:	/s/ Ronald A. Jordan

Name:	Ronald A. Jordan
Title:	Chief Financial Officer
(Principal Financial Officer)